EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Goldman Sachs Trust of our reports dated January 23, 2025, relating to the financial statements and financial highlights of Goldman Sachs Financial Square Treasury Instruments Fund, which appear in the Funds’ Annual Reports on Form N-CSR for the period ended November 30, 2024. We also consent to the references to us within the introductory note and under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 21, 2025